UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 14, 2006

NCI, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51579	20-3211574
(State or Other Jurisdiction of Incorporation)		(IRS Employer Identification No.)

11730 Plaza America Drive, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 707-6900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 1.02 Termination of a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 14, 2006, NCI, Inc. and its subsidiaries entered into a Loan and Security Agreement with SunTrust Bank, which acted as administrative agent for the lenders, SunTrust Capital Markets, Inc., which acted as lead arranger and book manager, and SunTrust Bank, Branch Banking and Trust Company of Virginia, and Citizens Bank of Pennsylvania, as the lenders. (the “Agreement”). Contemporaneously with the execution of the Agreement, the Company and SunTrust Bank terminated a prior Loan and Security Agreement relating to the Company’s $30.0 million revolving credit facility, $14.0 million term note and $15.0 time loan.

The borrowing capacity under the Agreement consists of a revolving credit facility with an original principal amount of up to $60.0 million and a swingline facility with an original principal amount of up to $5.0 million. The Agreement also has a $30.0 million accordion feature allowing us to increase our borrowing capacity to up to $90.0 million, subject to obtaining commitments for the incremental capacity from existing or new lenders. The outstanding balance of the facility accrues interest based on LIBOR plus an applicable margin, ranging from 100 to 175 basis points, based on a ratio of our funded debt to earnings. The credit facility expires on March 14, 2011.

The outstanding borrowings are collateralized by a security interest in substantially all of our assets. The lenders also require a direct assignment of all of our contracts at the lenders’ discretion.

The Agreement contains various restrictive covenants that, among other things, restrict our ability to:

•	incur or guarantee additional debt;

•	make certain distributions, investments and other restricted payments, including cash dividends on our outstanding common stock;

•	enter into transactions with certain affiliates;

•	create or permit certain liens; and

•	consolidate, merge or sell our assets.

In addition, the Agreement contains certain financial covenants that require us, to:

•	maintain a minimum tangible net worth;

•	maintain a minimum fixed charge coverage ratio and a ration of our funded debt to earnings; and

•	limit our capital expenditures below certain thresholds.

Funds borrowed under the revolving credit facility will be used to finance possible future acquisitions, to provide for working capital expenditures and for general corporate uses. As of March 17, 2006, there were no amounts outstanding under the credit facility.

An affiliate of Branch Banking and Trust Company of Virginia has also performed investment banking and advisory services for us in connection with our initial public offering for which it received customary fees and expenses. In addition, each of SunTrust Bank, SunTrust Capital Markets, Inc., Branch Banking and Trust Company of Virginia, and Citizens Bank of Pennsylvania and/or their affiliates, may, from time to time, engage in transactions or perform services for us in the ordinary course of their business.

The foregoing description is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On March 17, 2006, we issued a press release announcing the entering into of the Agreement. The press release, which is included as Exhibit 99.1 hereto, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of such section, nor shall such information be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description of Exhibit
10.1	Loan and Security Agreement, dated March 14, 2006, by and among NCI, Inc., as the Parent Borrower, each of the Subsidiary Borrowers identified on the signature pages thereto, the several banks and financial institutions from time to time parties to the agreement, and SunTrust Bank as the Administrative Agent.

99.1	Press Release Dated March 17, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCI, Inc.

Date: March 17, 2006

	By:	/s/ Judith L. Bjornaas
Judith L. Bjornaas
Senior Vice President, and Chief Financial Officer